Exhibit 99.1

Valpey-Fisher Corporation Reports Fourth Quarter and Year End Results

    HOPKINTON, Mass.--(BUSINESS WIRE)--Feb. 27, 2004--Valpey-Fisher Corporation (AMEX:VPF), reported today its financial results for the fourth quarter and year ended December 31, 2003. Valpey-Fisher Corporation specializes in providing frequency control devices, including quartz crystals and oscillators.
    Net sales for the quarter ended December 31, 2003 were $2,415,000, a 51% increase over the $1,602,000 of net sales reported during the quarter ended December 31, 2002. The gross profit during the current year quarter was $334,000 compared to a negative gross profit of $414,000 in 2002. For the quarter ended December 31, 2003 the operating loss was $515,000 versus an operating loss of $1,266,000 in 2002.
    Commenting on the year results, Mike Ferrantino, President and CEO, said, "For the year ended December 31, 2003, our sales increased to $8,496,000 representing a 16% improvement over 2002, resulting in an operating loss of $2,460,000 versus an operating loss of $4,201,000 in 2002. The gross margin during the current year was $882,600 compared to a negative gross margin of $1,346,000 in 2002. Our net loss in 2003 was $1,400,000 ($.33 per diluted share) compared to a net loss of $2,889,000 ($.69 per diluted share) in 2002. New orders in 2003 were $8.9 million, representing an increase of $1.6 million over last year. Our backlog at December 31, 2003 was $1.8 million compared to the prior year of $1.1 million. While our cash decreased by $1.5 million during the year, we used $1.277 million to eliminate our term debt and $799,000 was used to purchase certain assets of MF Electronics."
    Mr. Ferrantino further stated, "Some of the improvements come as a result of improved yields, factory efficiency and an increase in market share. The last component of our improvements came as a result of our acquisition of MF Electronics in May of 2003. All of which we have reported to you in our shareholder letter of 2002 and in our quarterly 2003 financial reports.
    As we enter 2004 with optimism, we believe that our industry faces challenges. Industry capacity still remains above demand, some market segments remain weak and price reduction continues for the entire electronic industry. We at Valpey-Fisher start the year far more confident than we did as we entered 2003. Several factors allow us to feel this way, such as; our backlog is 65% higher than last year, our inventories and that of our customers are significantly lower than the prior year, and we have maintained all our top customers while adding several new ones, which we believe allowed us to increase our market share in 2003. In the fourth quarter we have seen the dollar value of our orders and design wins increase, which in fact, gives us confidence that we will pick up print position while allowing us to increase market share in the upcoming year.
    Our management team has now worked together for an entire year; and while we believe most of the blocking and tackling is behind us, we do in fact still see areas to improve. For example, we are continuing our cost reduction program, particularly in the area of materials management, work that was started last year will continue to bear results in 2004. We understand our goals and are working together to achieve the growth we plan for 2004, which will for the most part come from continuing revenue growth, rather than cost savings."
    Ted Valpey, Jr. Chairman said, "Finally and certainly not the least, our balance sheet remains strong and allows us the ability to seek out and take advantage of good companies, product lines and strategic opportunities that we believe will increase shareholder value for the future.
    Speaking for all of our employees, as well as our board of directors, thank you for your patience. We are committed to rewarding your support."


Michael J. Ferrantino                         Ted Valpey, Jr.
President and Chief Executive Officer         Chairman of the Board

February 27, 2004


    Forward-Looking Statements

    Certain statements made herein contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Words such as "expects", "believes", "estimates", "plans" or similar expressions are intended to identify such forward-looking statements. The forward-looking statements are based on the Company's current views and assumptions and involve risks and uncertainties that include, but not limited to: the Company's ability to achieve profitability, the current production over-capacity within the suppliers of frequency control devices, the ability to develop, market and manufacture new innovative products competitively, the fluctuations in product demand of the telecommunications industry, the ability of the Company and its suppliers to produce and deliver materials and products competitively, and the ability to limit the amount of the negative effect on operating results caused by pricing pressure.


Valpey-Fisher Corporation
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

                                    Unaudited            Audited
                                  Quarter Ended         Year Ended
                                12/31/03  12/31/02  12/31/03  12/31/02

Net sales                         $2,415   $1,602    $8,496   $7,294
Cost of sales                      2,081    2,016     7,613    8,640
   Gross profit (loss)               334     (414)      883   (1,346)

Selling and advertising expenses     373      327     1,406    1,456
General and administrative
 expenses                            476      525     1,936    1,399
                                     849      852     3,342    2,855
   Operating (loss)                 (515)  (1,266)   (2,459)  (4,201)

Other income, net (A)                  8       41        36      213
(Loss) from continuing
 operations before income taxes     (507)  (1,225)   (2,423)  (3,988)
Income tax benefit (B)               389      148     1,023    1,198
(Loss) from continuing operations   (118)  (1,077)   (1,400)  (2,790)
(Loss) from discontinued operations    0      (54)        0      (99)
Net (loss)                         $(118) $(1,131)  $(1,400) $(2,889)


Basic and diluted (loss) per share:
  Continuing operations (A)(B)    $(0.03)  $(0.26)   $(0.33)  $(0.67)
  Discontinued operations           0.00    (0.01)     0.00    (0.02)
                                  $(0.03)  $(0.27)   $(0.33)  $(0.69)


Basic weighted average shares      4,185    4,228     4,188    4,166
Diluted weighted average shares    4,185    4,228     4,188    4,166


(A) For the year ended 12/31/02, the net loss from continuing operations includes a gain on the sale of an investment amounting to $124,000 or $.03 per basic and diluted share.

(B) The quarter ended 12/31/03 loss from continuing operations includes a tax benefit of $300,000 ($.07 basic and diluted per share) as a result of a reduction in the deferred tax asset valuation allowance during the quarter.

    The quarter ended 12/31/02 loss from continuing operations includes tax expense of $396,000 ($.09 basic and diluted per share) as a result of a provision for a deferred tax asset valuation allowance net of a tax accrual reversal.

Valpey-Fisher Corporation
Condensed Consolidated Balance Sheets
(in thousands)
                                                   (Audited) (Audited)
                                                    12/31/03 12/31/02
ASSETS
   Current assets:
      Cash and cash equivalents                       $4,209   $5,758
      Receivables, net                                 2,467    2,175
      Inventories, net                                 1,571    2,028
      Deferred income taxes and other current assets     675    1,110
        Total current assets                           8,922   11,071
   Property, plant and equipment, at cost             10,752   10,165
    Less accumulated depreciation                      7,064    6,231
                                                       3,688    3,934
   Other assets                                          134      146
                                                     $12,744  $15,151

LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities                                $1,440   $2,365
   Deferred income taxes                                 646      704
   Stockholders' equity                               10,658   12,082
                                                     $12,744  $15,151


    CONTACT: Valpey-Fisher Corporation
             Michael J. Kroll, 508-435-6831 x 600